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                                                                   EXHIBIT 10(g)



                            Directors' Compensation

     Compensation for non-employee directors has three components, the first being paid in cash and the remaining two being tied to the Company's Common Stock.

     Each non-employee director receives a $25,000 annual retainer, together with a fee of $1,000 for each Board of Directors' meeting and committee meeting attended. (Committee Chairmen receive an additional $600 for each meeting chaired.) The Company's deferred fee plan permits directors to defer receipt of all or any part of their fees until they cease to be directors. Amounts deferred are credited with interest at current rates.

     Since 1992 the directors' compensation plan has linked a portion of compensation directly with the interests of the stockholders through periodic awards of restricted stock. In January 1995 each non-officer director received an award of 900 restricted shares, which vest in one-third increments on the first three anniversaries of the award and fully vest upon death or retirement. Under the program, each non-officer director who joined the Board since January 3, 1995 received on the first business day of January following election a grant of 300 shares for each full year of service remaining until January 1998. Shares granted to directors pursuant to this program are included in the table under "Security Ownership."

     The Company also has adopted a phantom stock plan under which each non-officer director is granted 1,000 units of phantom stock upon becoming a director. (At the time of the adoption of the plan in 1995, certain long-term directors with short remaining service periods until retirement received a greater number of units.) Each unit is equal in value to the market value of one share of the Company's Common Stock. The phantom stock account is credited with additional units in an amount equivalent to dividends on the Company's Common Stock and is adjusted for any stock dividends, stock splits, combinations or similar changes. A director is eligible for a cash distribution from his or her phantom stock account at retirement or upon approved resignation in the form of a lump sum or ten annual installments as elected by the director at the time of grant. In addition, the value of each director's phantom stock account will be distributed immediately to the director in the event of a corporate change of control.

     Harold B. Smith has a one-year agreement with the Company providing for a consulting fee of $85,000.